                                                                                                                       Exhibit 11.1

                                                INNOVIR LABORATORIES, INC.
                                        STATEMENT OF COMPUTATION OF PER SHARE DATA

                                                                                         For the three months ended
                                                                                                   June 30,
                                                                           ---------------------------------------------------------
                                                                                      1996                          1995
                                                                           ---------------------------------------------------------
                                                                                             Fully                          Fully
                                                                             Primary        Diluted        Primary         Diluted
                                                                           -----------    -----------    -----------    -----------
Net loss ...............................................................   ($3,373,120)   ($3,373,120)   ($1,344,232)   ($1,344,232)

Reduction of net loss assuming a portion of the proceeds from the exercise of options and warrants was used to repay the Company's term note payable and related accrued interest, and capital lease obligations and to invest in short-term government
  securities, in accordance withthe treasury stock method ..............                        3,000                       538,006
                                                                           -----------    -----------    -----------    -----------
   Net loss ............................................................   ($3,373,120)   ($3,370,120)   ($1,344,232)   ($  806,226)
                                                                           ===========    ===========    ===========    ===========
Weighted average number of common
  shares outstanding ...................................................     5,740,638      5,740,638      3,589,496      3,589,496

Weighted average shares issuable upon
  conversion of convertible equity securities ..........................                    1,748,994                       363,563

Shares issuable upon exercise of
  outstanding options and warrants .....................................                    1,635,360                     6,708,289

Shares assumed to be purchased under the
  treasury stock method ................................................                   (1,174,902)                     (728,205)
                                                                           -----------    -----------    -----------    -----------
Weighted average number of common
  shares used in computing per share data ..............................     5,740,638      7,950,090      3,589,496      9,933,143
                                                                           ===========    ===========    ===========    ===========
  Net loss per share ...................................................        ($0.59)        ($0.42)        ($0.37)        ($0.08)
                                                                           ===========    ===========    ===========    ===========
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